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                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           FORM 12b-25

                     NOTIFICATION OF LATE FILING          SEC FILE NUMBER
                                                          0-13652
                                                          CUSIP NUMBER
                                                          203421 30 0

(Check One): [X] Form 10-KSB  [ ] FORM 20-F  [ ] Form 11-K  [ ] Form 10-Q
             [ ] Form N-SAR

                  For Period Ended:  April 30, 1997
                                     --------------
                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on form 10-Q
                  [ ] Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                  ----------------------------

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 Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
  Communications World International, Inc.
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Full Name of Registrant

  N/A
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Former Name if Applicable

  6025 South Quebec Street, Suite 300
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Address of Principal Executive Office (Street and Number)

  Englewood, CO  80111
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
         (b) The subject annual report, semi-annual report, transition report
 [X] on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     SEE ATTACHMENT

                                              (Attach Extra Sheets if Needed)


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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Scott E. Harris                   303              721-8200
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                 (Name)                  (Area Code)     (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d)
     of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been
     filed? If answer is no, identify report(s).           [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                              [ ] Yes  [XX] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                   Communications World International, Inc.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunder duly authorized.

Date:        July 29, 1997           By:  /s/ Scott E. Harris
     -----------------------------      ---------------------------------
                                         Scott E. Harris, Chief Financial
                                         Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature.
If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION
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  Intentional misstatements or omissions of fact constitute Federal Criminal
                       Violations (See 18 U.S.C. 1001).
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                             GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with this form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.


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Communications World International, Inc.
SEC File Number 0-13652
Attachment to Form 12b-25

The subject Report on Form 10-KSB could not be timely filed because of the change in auditors for the Company for the year ended April 30, 1997, as disclosed in the Company's Form 8-K dated May 5, 1997. Additional time to coordinate procedures and sign off between predecessor and successor auditors has resulted in the need for additional time to file. It is anticipated that the Report will be filed on or before the fifteenth calendar day following the prescribed due date.